UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 18, 2005

Quest Software, Inc.

(Exact name of registrant as specified in its charter)

California	000-26937	33-0231678
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8001 Irvine Center Drive, Irvine, California	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 754-8000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c). On February 18, 2005, Quest Software, Inc. appointed Douglas F. Garn, age 46, to the office of President. The press release issued by Quest Software announcing Mr. Garn’s promotion is attached hereto as Exhibit 99.1. Mr. Garn will continue to manage Quest Software’s worldwide sales operations, and his new responsibilities will include Quest Software’s product development, product management and marketing organizations.

Mr. Garn served as Vice President, Worldwide Sales of Quest Software from January 1998 to January 2002 and returned to this position in January 2003 after a medical leave of absence. From March 1996 to January 1998, Mr. Garn was Vice President of North American Sales for Peregrine Systems, Inc.

Mr. Garn’s annual salary is currently $400,000, and Mr. Garn is eligible to receive a discretionary annual bonus of up to $200,000, which were the same annual salary and targeted bonus amounts for Mr. Garn in 2004. The 2005 bonus will be paid based on the achievement of certain company-wide, business and individual goals to be determined by the Compensation Committee of Quest Software’s Board of Directors. The actual bonus payment may be less than or greater than the target amount depending on whether and the extent to which the goals upon which such bonus is based are achieved. The goals for Mr. Garn’s bonus award generally will be based on Quest Software’s consolidated revenues, operating income, earnings per share, and such other performance criteria as may be determined by the Compensation Committee.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 18, 2005, Quest Software amended Article V of its Bylaws to establish separate offices of Chief Executive Officer and President. A copy of our Bylaws, as amended, is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

3.1	Second Amended and Restated Bylaws of Quest Software, Inc., as amended

99.1	Press release issued by Quest Software, Inc. on February 23, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST SOFTWARE, INC.

Date: February 23, 2005
	By:	/s/ J. Michael Vaughn
J. Michael Vaughn
General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit Title or Description
3.1	Second Amended and Restated Bylaws of Quest Software, Inc., as amended

99.1	Press release issued by Quest Software, Inc. on February 23, 2005.